Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: GISX
Tuesday, August 2, 2005	TRADED: Nasdaq

GLOBAL IMAGING REPORTS RECORD FIRST QUARTER REVENUES AND NET INCOME

Diluted EPS of $.58 Compares with $.52 a Year Ago;

Net Income Climbs 13.8 Percent to $14.6 Million

TAMPA, Fla., Aug. 2–Global Imaging Systems, Inc. today announced record-high first quarter revenues, operating income, net income and earnings per share for the three months ended June 30, 2005.

Revenues were up 16.2 percent to $246.3 million versus $212.0 million in the first quarter a year ago. Combined internal revenue growth was 5.5 percent for the first quarter. The internal growth rate for automated office equipment, primarily copiers, showed a six percent increase, continuing the company’s trend of positive growth in its copier business every quarter since Global became a publicly owned company in 1998. The company’s technology revenues were up four percent versus the year-ago quarter.

First quarter operating income increased 7.8 percent to $26.9 million from $25.0 million for the corresponding three months last year. Net income increased 13.8 percent to $14.6 million from net income in the first quarter last year of $12.9 million which included a $1.7 million pretax loss on early extinguishment of debt. Diluted earnings per share were 58 cents versus 52 cents a year ago.

Earnings before interest, taxes, depreciation and amortization and loss on early extinguishment of debt (adjusted EBITDA) reached $31.3 million, up 8.9 percent from $28.7 million for the first quarter a year ago.

Tom Johnson, chairman and CEO of Global Imaging Systems, said, “We are very pleased with our record first quarter results. Contributing to this overall record performance was strong internal growth and the continued focus on reducing controllable expenses.” In addition, Mr. Johnson noted the first quarter results included increases in healthcare costs of more than $750,000 over the year-ago first quarter excluding the effects of acquisitions. “We continue to explore our alternatives for addressing rising healthcare costs. Effective August 1, we increased employee contributions to the plan which, along with other modifications, will help offset a portion of the company’s projected costs. We are committed to providing our employees with first-rate healthcare coverage, a key factor in maintaining our competitive edge.”

Michael Shea, president and COO of Global Imaging Systems, noted, “We are also committed to making the necessary investment in the development and training of our management and sales force to ensure that we continue to achieve solid internal growth. We remain focused on providing our customers a total document management solution with world-class technology, administration and service.”

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Mr. Shea added, “We continue to make productivity improvements in all functions, utilizing our benchmarking model as an effective management tool. Our disciplined asset management program showed consistent performance with our receivables at 38 days sales outstanding. Inventory turns were 5.4 on an annualized basis, compared to 5.9 at the close of fiscal 2005, due to higher than normal equipment buys at special prices which should have a positive impact in our highly competitive marketplace.”

Mr. Johnson also reported that the company substantially completed its previously announced stock repurchase program, buying back 613,357 common shares at a cost of $19.9 million or an average price of $32.49 per share. He said, “We will benefit from the full effect of this repurchase beginning in the second fiscal quarter.”

Looking forward, Mr. Johnson said, “We expect total revenue growth, including acquisitions to date but not potential additional acquisitions, to be in the seven to 10 percent range for our fiscal 2006 second quarter. For the first time, our comparative year-ago quarter will include the results of the largest acquisition in our history. As a part of our overall growth, we expect our internal revenue growth to be in the range of four to five percent. We now expect that diluted earnings per share for our fiscal 2006 second quarter should be in the range of 58 to 62 cents. This would compare with diluted EPS of 58 cents in the corresponding quarter last year.”

The company’s first quarter conference call is scheduled for this morning, August 2, at 10:00 a.m. ET, and the company’s second quarter conference call is scheduled for October 27, at 10:00 a.m. ET. You may access the calls through live webcasts by using the link provided on the company’s Internet home page at www.global-imaging.com. The webcasts will be archived and available on the investor relations page of the company’s website.

Global Imaging Systems offers thousands of middle-market customers a one-stop shop for office technology solutions from approximately 180 locations in 30 states and the District of Columbia. The company provides a broad line of office technology solutions including the sale and service of automated office equipment, network integration services and electronic presentation systems. The company is also a disciplined, profitable consolidator in the highly fragmented office technology solutions industry.

This press release includes presentations of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA. Adjusted EBITDA represents EBITDA adjusted for the loss on early extinguishment of debt. EBITDA is a measure commonly used by the capital markets to value enterprises. Interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness and interest rates. Excluding these items provides insight into the underlying results of operations and facilitates comparisons between Global and other companies. EBITDA is also a useful measure of the company’s ability to service debt and is one of the measures used for determining debt covenant compliance. Management believes EBITDA and adjusted EBITDA information is useful to investors for these reasons. Both EBITDA and adjusted EBITDA are non-GAAP financial measures and should not be viewed as an alternative to GAAP measures of performance. Management believes the most directly comparable GAAP financial measure is net income and has provided a reconciliation of EBITDA and adjusted EBITDA to net income in this press release.

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This news release contains forward-looking statements and statements based on forward-looking information, including statements relating to Global’s expected future acquisitions, future revenue growth and future diluted earnings per share. These statements include the words “expect,” “believe,” variations of such words, and similar expressions which are intended to identify such forward-looking statements. These statements are based on numerous assumptions and are subject to uncertainties and risks. Actual results could differ materially. Factors that might cause Global’s results to differ materially include risks relating to the pace of recovery in the economy; rising interest rates; Global’s debt and debt service obligations; the challenge of integrating acquired businesses; the need for funding acquisitions; Global’s ability to close acquisitions in a timely and cost-effective manner; the need for skilled employees; rapid technological change in Global’s industry; dependence on suppliers; and high levels of competition. Most of these risks are discussed in more detail under the caption “Risk Factors” in Global’s annual report on Form 10-K for the year ended March 31, 2005.

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FOR FURTHER INFO:	Tom Johnson, Chairman and CEO, or
Ray Schilling, Executive Vice President and CFO
Global Imaging Systems, Inc.
813/960-5508
-or-
Investor Relations Consultants, Inc.
727/781-5577
E-mail: gisx@mindspring.com

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GLOBAL IMAGING SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Amounts in thousands except per-share amounts)

	Three Months Ended June 30,
	2005	2004
Revenues:
Equipment and supplies sales	$182,507	$157,871
Service and rentals	63,822	54,147

Total revenues	246,329	212,018
Costs and operating expenses:
Cost of equipment and supplies sales	115,725	100,632
Service and rental costs	33,349	27,289
Selling, general and administrative expenses	69,860	58,978
Intangible asset amortization	453	125

Total costs and operating expenses	219,387	187,024

Income from operations	26,942	24,994
Loss on early extinguishment of debt	—	1,655
Interest expense	3,326	2,556

Income before income taxes	23,616	20,783
Income taxes	8,974	7,918

Net income	$14,642	$12,865

Net income per common share:
Basic	$0.63	$0.57

Diluted (a)	$0.58	$0.52

Weighted average number of shares outstanding:
Basic	23,257	22,419
Diluted	26,157	25,533

(a)	The calculation of diluted earnings per common share for the three months ended June 30, 2005 and 2004 assumes the conversion of convertible notes issued in May 2003 resulting in 2,407 additional shares for both quarters. For purposes of diluted earnings per common share, net income for the three months ended June 30, 2005 and 2004 includes the addback of $443 representing interest and financing fee expense, net of taxes, associated with the convertible notes.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA:
Net income	$14,642	$12,865
Income taxes	8,974	7,918
Interest expense	3,326	2,556
Amortization	453	125
Depreciation	3,911	3,624

EBITDA	31,306	27,088
Loss on early extinguishment of debt	—	1,655

Adjusted EBITDA	$31,306	$28,743

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GLOBAL IMAGING SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	June 30, 2005	March 31, 2005
ASSETS

Current assets:
Cash and cash equivalents	$—	$25,365
Accounts receivable, net	116,507	115,905
Inventories	101,419	93,376
Other current assets	14,055	12,870

Total current assets	231,981	247,516
Rental equipment, net	16,813	16,475
Property and equipment, net	12,465	12,577
Goodwill and other assets	539,844	540,349

Total assets	$801,103	$816,917

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$77,901	$99,002
Current maturities of long-term debt	2,150	2,235
Deferred revenue	27,074	27,217
Income taxes payable	8,517	3,707

Total current liabilities	115,642	132,161
Deferred income taxes	34,889	34,466
Long-term debt, less current maturities	267,594	262,847

Total liabilities	418,125	429,474
Total stockholders’ equity	382,978	387,443

Total liabilities and stockholders’ equity	$801,103	$816,917

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GLOBAL IMAGING SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months Ended June 30,
	2005	2004
OPERATING ACTIVITIES:
Net income	$14,642	$12,865
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	3,911	3,624
Amortization	453	125
Amortization of financing fees	272	262
Tax benefit of stock option exercises and vested restricted stock	252	1,665
Non-cash portion of loss on early extinguishment of debt	—	1,655
Deferred income tax expense	1,705	(168)
Unearned stock-based compensation expense	421	117
Changes in operating assets and liabilities, net of amounts acquired in purchase business combinations:
Accounts receivable	(475)	(3,858)
Inventories	(7,913)	(6,839)
Prepaid expenses and other current assets	(1,795)	(1,793)
Other assets	243	(600)
Accounts payable and accrued liabilities	(21,814)	(14,949)
Deferred revenue	(280)	(1,003)
Income taxes payable	4,810	4,339

Net cash used in operating activities	(5,568)	(4,558)

INVESTING ACTIVITIES:
Proceeds from related party notes receivable	—	400
Purchases of property, equipment and rental equipment, net of proceeds from disposals	(4,080)	(3,468)
Purchases of businesses, net of cash acquired	(875)	(104,389)

Net cash used in investing activities	(4,955)	(107,457)

FINANCING ACTIVITIES:
Net proceeds on revolving line of credit	5,291	—
Payments on other long-term debt	(629)	(540)
Proceeds from issuance of long-term debt	—	70,000
Financing fees paid	15	(1,347)
Purchases of treasury stock	(19,930)	—
Stock options exercised	411	2,624

Net cash (used in) provided by financing activities	(14,842)	70,737

Net decrease in cash and cash equivalents	(25,365)	(41,278)
Cash and cash equivalents, beginning of period	25,365	47,266

Cash and cash equivalents, end of period	$—	$5,988

Non-cash investing activities:
Stock issued for business purchases	$—	$27,277

Note: Certain prior year amounts have been reclassified to conform to the current year presentation.

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